                                                                  EXHIBIT 10.7

              MARNETICS BROADBAND TECHNOLOGIES LTD. ("THE COMPANY")

                              REQUEST FOR PROPOSALS

1. In accordance with the resolution of the Board of Directors of the Company, the Company hereby requests proposals for the purchasing of the operation of installation and maintenance of electricity infrastructure systems, which are managed by the Company, as of March 31st 2001 (hereinafter: "The Determining Date"), as specified in the Sale Agreement.

2. The assets, offered for sale, are to be sold according to their current condition, as is, as of the Determining Date, subject to the conditions stated in the Sale Agreement. The proposer, either by itself and/or by means of anyone on its behalf, bears the full liability for the examination of the provisions of the Sale Agreement, including all its conditions, the legal and physical condition of the sold assets and also any other essential detail with respect to the sold assets, including the possibility of their utilization by the proposer, tax charges, impositions, fees, licenses and any expenses, which would apply in connection with the purchasing of the sold assets. A condition to the completion of the commitment in the Sale Agreement is the receipt of all the approvals, required in accordance with any Law and/or Agreement, pursuant to the sale of the sold assets, including the furnishing by the proposer of all the required consents of clients of the Company and its creditors.

3. The Company is not and shall not be liable for any representation and/or damage and/or discrepancy with respect to the sold assets.

4. Proposals for the purchasing of the assets should be submitted in writing not later than May 30th 2001, 12:00 hours (hereinafter: "The Completion of the Period for Receipt of Proposals") to Advocate Menachem Gurman of Haim Samet, Steinmetz, Haring & Co. - Law Offices, 23 Derech Petach Tikva, Tel Aviv, Tel. 03-5607111; Fax. 03-5607112 (hereinafter: "The Law Offices").

5. The proposal should include the name of the proposer, his identity certificate number or another identifying number and also the amount of the proposal, indicated in New Israeli Shekels. In any event, the amount of the proposal shall not be under an inclusive amount of NIS2,500 thousand, including the cost of the depreciated and adjusted fixed assets (including equipment, vehicles and movable), amounting to NIS 1,781 thousand, as of the Determining Date, and the cost of stock, amounting to NIS 640 thousand, as of the Determining Date. The proposal should be enclosed with an autonomic bank guarantee in favor of the Company, valid for three months, at a rate of 5% of the proposal.

         It is hereby clarified that the sold assets include various liabilities, as defined in the Agreement, including financial liabilities, which are evaluated in an amount of approx. NIS 2,734 thousand, as of December 31st 2001.

6. A proposer, whose proposal was accepted, and who retracts his proposal or declines to sign the Sale Agreement, his guarantee shall be forfeited, as a fixed and agreed in advance compensation.

7. The draft of the Sale Agreement, audited financial statements of the Company, as of September 30th 2000, a trial balance sheet of the sold assets, as of March 31st 2001, and a report on Form 20-F for 1999, can be obtained at the Law Offices during normal work hours. A proposer, whose proposal, as per the opinion of the Company, meets the conditions specified in this RFP, shall be entitled, subject to the signing of a Confidentiality Agreement up until June 7th 2001, to visit at the offices of the Company and receive data with respect to the sold assets.

                  In addition to that stated above, on May 23rd 2001, 10:00 hours, the Company shall allow those interested, who has submitted their proposals as yet, to visit at the offices of the Company in Basra Village, and receive information with respect to the sold assets, subject to the signing of a Confidentiality Agreement.

8. The Company is not obligated to accept the highest proposal or any proposal whatsoever, and it reserves the right to handle negotiations, at any stage whatsoever, with the proposers and/or with others except them, or to carry out a competition between the proposers and/or to extend the Period for Receipt of Proposals, and all in accordance with the exclusive discretion of the Company.

9.       No brokerage commission shall be paid.

                                         Sincerely Yours,

                                         Marnetics Broadband Technologies Ltd.